EXHIBIT 10.47
WRITTEN SUMMARY OF THE MATERIAL TERMS OF
THE MANHATTAN ASSOCIATES, INC. CASH INCENTIVE PLAN*
          The Cash Incentive Plan (the “Plan”) is a performance-based compensation plan for participants approved by the Compensation Committee whereby such participants may receive cash payouts in the event the company achieves performance targets for total company revenue and total company adjusted earnings per share (“Adjusted EPS”). The Plan includes targets for each quarter that reflect the year-to-date goals for that quarter as well as an annual goal. Total company revenues and Adjusted EPS each constitute 50% of a participant’s total cash incentive opportunity. Incentives are payable quarterly.
          Cash incentives are not payable below a threshold amount, and are payable at 100% of the participant’s cash incentive opportunity upon achievement of target goals. If full year target goals are exceeded, incentives are payable to a maximum of 200% of the participant’s target cash incentive opportunity (after accounting for previously made quarterly payments). Incentives are payable on a straight line ratable basis for performance between threshold and target goals, and target and above-target goals.
          For purposes of the Plan:
•	Total company revenues exclude hardware revenue and billed travel revenue.

•	Adjusted EPS is the company’s earnings per share after excluding amortization of intangible assets, stock-based compensation expenses, restructuring charges, asset impairment charges, sales tax recoveries and unusual tax adjustments. The earnings per share benefit from common stock repurchases, if applicable, is also eliminated from the calculation of the Adjusted EPS portion of annual incentives.

•	Achievement of revenue and Adjusted EPS goals will be determined on a constant currency basis, meaning that the actual financial results of each of the company’s foreign subsidiaries will be translated into U.S. Dollars at budgeted exchange rates.
          The Compensation Committee is empowered to interpret and make determinations regarding the Plan. The Compensation Committee may terminate, suspend or amend the Plan, in whole or in part from time to time, including the adoption of amendments deemed necessary or desirable to correct any defect or supply omitted data or to reconcile any inconsistency or discrepancy in the Plan or in any award granted thereunder, without the consent of any affected participant.
          In order to be eligible for an award under the Plan, a participant must be actively employed by the company through the date of payment. If a participant’s employment terminates for any reason prior to such date of payment, the participant will not be eligible for any unpaid awards under the Plan, and no unpaid awards under the Plan will be paid to the participant.

*	This summary does not constitute the entirety of the Plan as adopted by the Compensation Committee.